EXHIBIT 10.4

TAX RECEIVABLE AGREEMENT

by and between

[US NEWCO]

and

LEHIGH HANSON, INC.

Dated as of [•], 201[•]

TAX RECEIVABLE AGREEMENT

THIS TAX RECEIVABLE AGREEMENT (as amended from time to time, this “Agreement”), dated as of [•], 201[•] is hereby entered into by and between [US NewCo] (“US NewCo”), a [•] corporation, and Lehigh Hanson, Inc. (“LHI”), a Delaware corporation and indirect subsidiary of HeidelbergCement AG.

R E C I T A L S

WHEREAS, pursuant to the IPO (defined below), (1) LHI will contribute all of the shares of Hanson Brick America, Inc. to US NewCo in exchange for all of the shares of such corporation, (2) through a series of transactions, all of the shares of US NewCo will be transferred to Hanson Building Products Limited, a Jersey public limited company and indirect Subsidiary of HeidelbergCement AG, and (3) shares of Hanson Building Products Limited will be sold to the public;

WHEREAS, after the IPO, US NewCo and its Subsidiaries (the “Taxable Entities” and each a “Taxable Entity”) will have U.S. federal, state and local net operating losses and alternative minimum tax (“AMT”) credit carryforwards (including AMT credits that arise after the IPO as a result of limitations on the use of NOLs under the AMT) (collectively, “NOLs”) that relate, at least in part, to periods (or portions thereof) during which the Taxable Entities were, directly or indirectly, controlled by HeidelbergCement AG (the “Pre-IPO NOLs”);

WHEREAS, the Pre-IPO NOLs will be available to reduce the Taxes (as defined below) that the Taxable Entities might otherwise be required to pay;

WHEREAS, the income, gain, loss expense and other Tax (as defined below) items of the Taxable Entities may be affected by Imputed Interest (as defined below), if any;

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the benefits that the Taxable Entities realize as a result of the Pre-IPO NOLs and Imputed Interest (as defined below);

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Acquired NOLs” means any NOL of any corporation or other entity acquired by US NewCo or any of its Subsidiaries by purchase, merger, or otherwise (in each case, from a Person or Persons other than US NewCo and its Subsidiaries and, in each case, whether or not such corporation or other entity survives) after the IPO that relate to periods (or portions thereof) ending on or prior to the date of such acquisition.

“Advisory Firm” means (i) Ernst & Young, LLP or (ii) any other law or accounting firm that is (A) nationally recognized as being expert in Tax matters and (B) that is agreed to by US NewCo and LHI.

“Advisory Firm Report” shall mean (a) an attestation report from the Advisory Firm expressing an opinion on management’s assertion as to whether the Tax Benefit Schedule and/or the Early Termination Schedule has been prepared, in all material respects, in accordance with the Agreement, or (b) another type of report or letter from the Advisory Firm related to whether the information in the Tax Benefit Schedule and/or the Early Termination Schedule has been prepared in a manner consistent with the terms of the Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means LIBOR plus [•] basis points.

“Agreement” is defined in the preamble of this Agreement.

“Amended Schedule” is defined in Section 2.03(b) of this Agreement.

A “Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Board” means the board of directors of US NewCo.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Change of Control” means:

(i)                                     a merger, reorganization, consolidation or similar form of business transaction directly involving US NewCo or indirectly involving US NewCo through one or more intermediaries unless, immediately following such transaction, more than 50% of the voting power of the then outstanding voting stock or other equities of US NewCo resulting from consummation of such transaction (including, without limitation, any parent or ultimate parent corporation of such Person that as a result of such transaction owns directly or indirectly US

NewCo and all or substantially all of US NewCo’s assets) is held by the existing US NewCo shareholders or their Affiliates (determined immediately prior to such transaction and related transactions); or

(ii)                                  a transaction in which US NewCo, directly or indirectly, sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to another Person other than an Affiliate; or

(iii)                               a transaction in which there is an acquisition of control of US NewCo by a Person or group of Persons (other than LHI and its Affiliates). For purposes of this definition, the term “control” shall mean the possession, directly or indirectly, of the power to either (i) vote more than 50% of the securities having ordinary voting power for the election of directors (or comparable positions in the case of partnerships and limited liability companies), or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise (for the avoidance of doubt, consent rights do not constitute control for the purpose of this definition); or

(iv)                              a transaction in which individuals who constitute the Board of US NewCo (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board of US NewCo, provided that any person becoming a director subsequent to the effective date of this Agreement, whose election or nomination for election is either (A) contemplated by a written agreement among equityholders of US NewCo on the effective date of this Agreement or (B) was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of US NewCo in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of US NewCo as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall be deemed to be an Incumbent Director; or

(v)                                 the liquidation or dissolution of US NewCo.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Taxation Group” means any consolidated, combined or unitary group or any profit and/or loss sharing, affiliated group relief, group payment or similar group or fiscal unity for Tax purposes (by election or otherwise).

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporation” means an entity taxable as a corporation for U.S. federal income tax purposes.

“Default Rate” means LIBOR plus [•] basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state or local Tax law, as applicable, or any other event (including the execution of a Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Divestiture” means the sale of any Taxable Entity, other than any such sale that is or is part of a Change of Control.

“Early Termination Event” means (i) a breach of this Agreement to which Section 4.01(b) applies and (ii) a Change of Control.

“Early Termination Date” means (i) in the event of a breach of this Agreement to which Section 4.01(b) applies, the date of such breach, (ii) in the event of a Change of Control, the effective date of such Change of Control and (iii) in the event of a Divestiture, the effective date of such Divestiture.

“Early Termination Payment” is defined in Section 4.03(b) of this Agreement.

“Early Termination Rate” means LIBOR plus [•] basis points.

“Early Termination Schedule” is defined in Section 4.02 of this Agreement.

“Expert” is defined in Section 7.09 of this Agreement.

“Imputed Interest” shall mean any interest imputed under Section 1272, 1274 or 483 or other provision of the Code or similar provision of state or local Tax Law, as applicable, with respect to US NewCo’s payment obligations under this Agreement.

“Interest Amount” is defined in Section 3.01(a) of this Agreement.

“IPO” shall mean the initial public offering of shares of Hanson Building Products Limited pursuant to the Registration Statement.

“ITR Payment” means any Annual Tax Payment, Early Termination Payment or Divestiture Acceleration Payment required to be made by US NewCo to LHI under this Agreement.

“LIBOR” means for each month (or portion thereof) during any period, an interest rate per annum equal to the London interbank offered rate administered by the British Bankers Association for the U.S. dollar deposits for such month (or portion thereof) displayed on pages LIBOR01 or LIBOR02 of Reuters Screen, on the date two days prior to the first day of such month (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBO” or by any other publicly available source of such market rate) for London interbank offered rates for U.S. dollar deposits for such month (or portion thereof).

“Material Objection Notice” has the meaning set forth in Section 4.02.

“Net Tax Benefit” is defined in Section 3.01(b) of this Agreement.

“NOLs” is defined in the preamble of this Agreement.

“Objection Notice” has the meaning set forth in Section 2.03(a).

“Other NOLs” means any Post-IPO NOLs and any Acquired NOLs.

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Post-IPO NOLs” means any NOL arising in a Taxable Year or portion thereof beginning after the date of the IPO.

“Pre-IPO NOLs” is defined in the preamble of this Agreement; provided, however, that in order to determine whether an NOL is a Pre-IPO NOL or a Post-IPO NOL, the Taxable Year of the relevant Taxable Entity that includes the effective date of the IPO (the “Straddle Year”) shall be deemed to end as of the close of such effective date, provided, further, however, that the Chief Executive Officer of US NewCo, the Board and LHI shall, acting reasonably, together determine the amount of any NOL arising in the Straddle Year, or any portion thereof, that is included in the amount of Pre-IPO NOLs; provided further, however, that any Transferred NOLs taken into account in calculating a Divestiture Acceleration Payment shall not be considered Pre-IPO NOLs.

“Realized Tax Benefit” means, for a Taxable Year, the reduction in the liability for Taxes of US NewCo and of each Taxable Entity, in each case, for such Taxable Year resulting from the Pre-IPO NOLs and the deduction attributable to Imputed Interest for the payment(s), if any, made in respect of such Taxable Year under the Agreement (giving effect to the principles of Section 3.02). For the avoidance of doubt, for purposes of the preceding sentence, state and local NOLs that are reflected in the Pre-IPO NOLs shall be disregarded such that the calculation of U.S. federal income Taxes before the reduction resulting from the Pre-IPO NOLs reflects any deduction (or other benefit) for state and local Taxes that would be available in the absence of such state and local NOLs.

“Reconciliation Dispute” has the meaning set forth in Section 7.09(a) of this Agreement.

“Reconciliation Procedures” shall mean those procedures set forth in Section 7.09 of this Agreement.

“Registration Statement” means the registration statement on Form S-1 (File No. 333-198736) of Hanson Building Products Limited.

“Rollover Taxable Year” is defined in Section 2.02 of this Agreement.

“Schedule” means any Tax Benefit Schedule and any Early Termination Schedule.

“Schedule Delivery Date” is defined in Section 2.02 of this Agreement.

“Specified Filing Date” is defined in Section 2.02 of this Agreement.

“Subject Taxable Year” is defined in Section 2.02 of this Agreement.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax Benefit” is defined in Section 3.01(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.02 of this Agreement.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Entity” is defined in the Preamble to this Agreement.

“Taxable Entity Return” means the Tax Return, as applicable, of a Taxable Entity filed with respect to Taxes of any Taxable Year.

“Taxable Year” means a taxable year as defined in Section 441(b) of the Code or similar provision of state or local Tax law, as applicable, (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made) ending on or after the date hereof.

“Taxes” means U.S. federal, state and local income taxes, assessments or similar charges measured with respect to net income or profits and any interest related to such Tax.

“Taxing Authority” shall mean any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“Transferred NOLs” means, in the event of a Divestiture, the Pre-IPO NOLs attributable to the Taxable Entity that is sold in such Divestiture to the extent such Pre-IPO NOLs are transferred with such Taxable Entity under applicable Tax law following the Divestiture (disregarding any limitation on the use of such Pre-IPO NOLs as a result of the Divestiture) and do not remain under applicable Tax law with US NewCo or any of its Subsidiaries (other than the Taxable Entity that is sold in such Divestiture).

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Valuation Assumptions” shall mean, as of an Early Termination Date, the assumptions that (i) in each Taxable Year ending on or after such Early Termination Date, each Taxable Entity will generate an amount of taxable income in accordance with management’s preexisting projections (or, in the absence of such projections, as projected in good faith by management in a manner consistent with their projections for other purposes), (ii) the utilization of the Pre-IPO NOLs and the Imputed Interest for such Taxable Year or future Taxable Years, as applicable, will be determined based on the Tax laws in effect on the Early Termination Date and (iii) the U.S. federal income, state and local tax rates that will be in effect for each such Taxable Year will be that specified for each such Taxable Year by the Code or appropriate provision of state or local Tax law, as applicable, as in effect on the Early Termination Date (or, with respect to any Taxable Year for which such federal, state and local income tax rates are not specified by the Code or appropriate provision of state or local Tax law, as applicable, as in effect on the Early Termination Date, such federal, state and local income tax rates that are in effect on the Early Termination Date). For the purposes of clause (i) of this definition, the taxable income projections made by the management of US NewCo shall be subject to the Reconciliation Procedures. Such assumptions shall relate only to the projected income and loss of the Taxable Entities (extending the same beyond the years of projection, as applicable, at the same imputed growth rate), and shall include only the utilization of tax attributes subject to the Agreement and not any anticipated future attributes that might result from acquisitions, dispositions, recapitalizations or refinancings. For the avoidance of doubt, in the event of a Change of Control or Divestiture, such assumptions shall not take into account any changes in the relevant Taxable Entities’ stand-alone tax position that might result from the transaction giving rise to the Change of Control or Divestiture.

ARTICLE II

DETERMINATION OF REALIZED TAX BENEFIT

Section 2.01. Pre-IPO NOL Utilization. US NewCo, on the one hand, and LHI, on the other hand, acknowledge that the Taxable Entities may utilize the Pre-IPO NOLs to reduce the amount of Taxes that the Taxable Entities would otherwise be required to pay in the future.

Section 2.02. Tax Benefit Schedule. Within ninety (90) calendar days after the filing of the U.S. federal income Tax Return of US NewCo (or, in the case that US NewCo is a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Sections 1501 et seq. of the Code, the Tax Return of such group) for any federal Taxable Year (each such Taxable Year a “Subject Taxable Year,” each such filing date a “Specified Filing Date,” and such ninetieth day the “Schedule Delivery Date”), US NewCo shall provide to LHI a schedule showing, for US NewCo and for each Taxable Entity, in the case of any relevant Tax Return that has been filed after the IPO and prior to the Schedule Delivery Date and has not previously been the subject of this Section 2.02, in reasonable detail, (i) the calculation of the Realized Tax Benefit for the Subject Taxable Year, (ii) the calculation of any payment to be made to LHI pursuant to Article III with respect to the Subject Taxable Year, (iii) the calculation of any Realized Tax Benefit for the Taxable Year immediately preceding the Subject Taxable Year (the “Rollover Taxable Year”), in the case of any relevant Tax Return that was filed following the Specified Filing Date relating to the Rollover Taxable Year, and (iv) the calculation of any payment to be made to LHI pursuant to Article III with respect to the Rollover Taxable Year (collectively a “Tax Benefit Schedule”). Concurrently US NewCo shall also deliver to LHI all supporting information (including work papers and valuation reports) reasonably necessary to support the calculation of such payment. The Schedule will become final as provided in Section 2.03(a) and may be amended as provided in Section 2.03(b) (subject to the procedures set forth in Section 2.03(a)).

Section 2.03. Procedures, Amendments.

(a)                                 Procedure. Whenever US NewCo delivers to LHI an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.03(b), and including any Early Termination Schedule or amended Early Termination Schedule, US NewCo shall also (x) deliver to LHI schedules, valuation reports, if any, and work papers providing reasonable detail regarding the preparation of the Schedule and an Advisory Firm Report related to such Schedule (the cost and expense of which shall be paid by US NewCo) and (y) allow LHI reasonable access at no cost to the appropriate representatives at each of US NewCo and the Advisory Firm in connection with a review of such Schedule. The applicable Schedule shall become final and binding on all parties unless LHI, within thirty calendar days (or a shorter period agreed by US NewCo and LHI in writing after receiving any Schedule or amendment thereto, provides US NewCo with notice of a material objection to such Schedule or amendment, as applicable, made in good faith (“Objection Notice”). If the parties, for any reason, are unable to successfully resolve the issues raised in any Objection Notice within thirty calendar days of receipt by US NewCo of such Objection Notice, US NewCo and LHI shall employ the reconciliation procedures described in Section 7.09 of this Agreement (the “Reconciliation Procedures”).

(b)                                 Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by US NewCo (i) in connection with an audit of a Tax Return by an applicable Tax Authority for which a Determination has been made affecting such Schedule, (ii) to correct material inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to LHI, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, or (iv) to reflect a material change (relative to the amounts in the original Schedule) in the Realized Tax Benefit for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, in each case with respect to any Taxable Entity (such amended Schedule, an “Amended Schedule”) of a Tax Return by an applicable Taxing Authority shall not be taken into account on an Amended Schedule unless and until. US NewCo shall provide any Amended Schedule to LHI within thirty calendar days of the occurrence of an event referred to in clauses (i) through (iv) of the preceding sentence, and any such Amended Schedule shall be subject to the approval procedures described in Section 2.03(a).

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.01. Payments.

(a)                                 Except as provided in Section 5.02, within thirty days after the end of any Subject Taxable Year, US NewCo (on its own behalf and on behalf of any other Taxable Entity) shall pay to LHI the Interest Amount (as defined below) and the Annual Tax Payment for the Subject Taxable Year. The “Annual Tax Payment” for a Subject Taxable Year means an amount, not less than zero, equal to (i) the Estimated Tax Benefit determined pursuant to Section 3.01(c) for such Subject Taxable Year, plus (ii) the excess, if any, of the Tax Benefit for a Subject Taxable Year prior to the Subject Taxable Year over the Estimated Tax Benefit for such prior Subject Taxable Year, to the extent any such excess amount was not previously taken into account pursuant to this Section 3.01(a)(ii) to increase the Annual Tax Payment for a Subject Taxable Year prior to the Subject Taxable Year, minus (iii) the excess, if any, of the Estimated Tax Benefit for a Subject Taxable Year prior to the Subject Taxable Year over the Tax Benefit for such prior Subject Taxable Year, to the extent any such excess amount was not previously taken into account pursuant to this Section 3.01(a)(iii) to reduce the Annual Tax Payment for a Subject Taxable Year prior to the Subject Taxable Year, plus (iv) the excess of the Realized Tax Benefit required to be reflected on an Amended Schedule for a Subject Taxable Year prior to the Subject Taxable Year over the Realized Tax Benefit required to be reflected on the Tax Benefit Schedule for such prior Subject Taxable Year, to the extent any such excess amount was not previously taken into account pursuant to this Section 3.01(a)(iv) to increase the Annual Tax Payment for a Subject Taxable Year prior to the Subject Taxable Year, minus (v) the excess of the Realized Tax Benefit required to be reflected on a Tax Benefit Schedule for a Subject Taxable Year prior to the Subject Taxable Year over the Realized Tax Benefit required to be reflected on an Amended Schedule for such prior Subject Taxable Year, to the extent any such excess amount was not previously taken into account pursuant to this Section 3.01(a)(v) to reduce the Annual Tax Payment for a Subject Taxable Year prior to the Subject Taxable Year. For the avoidance of doubt, no Annual Tax Payment shall be made, nor Tax Benefit determined, in respect of estimated tax payments. For the further avoidance of doubt, LHI shall not be required to return any portion of any previously made Annual Tax Payment or other ITR Payment. The “Interest Amount” shall equal the interest on any excess amount described in Section 3.01(a)(ii) calculated at the Agreed Rate from the Payment Date for the Annual Tax Payment in which the relevant Estimated Tax Benefit is taken into account until the Payment Date for the Annual Tax Payment in which the relevant Tax Benefit is taken into account. Each payment pursuant to this Section 3.01(a) shall be made by wire transfer of immediately available funds to a bank account of LHI previously designated by LHI to US NewCo or as otherwise agreed by US NewCo and LHI.

(b)                                 A “Tax Benefit” for a Subject Taxable Year means an amount, not less than zero, equal to 85% of: (i) the Taxable Entities’ Realized Tax Benefit, if any, required to be reflected on the Tax Benefit Schedule for the Subject Taxable Year , plus (ii) the Taxable Entities’ Realized Tax Benefit, if any, for the Rollover Taxable Year, if any, to the extent required to be reflected on the Tax Benefit Schedule for the Subject Taxable Year (as set forth in Section 2.02(iii)).

(c)                                  The “Estimated Tax Benefit” for a Subject Taxable Year means an amount, not less than zero, equal to 85% of US NewCo’s reasonable good faith estimate of the Taxable Entities’ Realized Tax Benefit, if any, for the Subject Taxable Year.

Section 3.02. No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. It is also intended that the provisions of this Agreement provide that 85% of the Taxable Entities’ Realized Tax Benefit for all Taxable Years be paid to LHI pursuant to this Agreement. Carryovers or carrybacks of any NOL or other tax item shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of state or local Tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type; provided, however, that Pre-IPO NOLs treated as resulting in a Realized Tax Benefit for one Taxable Year shall not be treated as resulting in a Realized Tax Benefit for any other Taxable Year, and, for purposes of determining the Realized Tax Benefit for any Taxable Year, each Taxable Entity shall be assumed (a) to utilize any item of loss, deduction or credit arising in such Taxable Year (and permitted to be utilized in such Taxable Year) before carrying back or carrying forward to such Taxable Year any NOL that is permitted to be so carried back or carried forward, (b) to utilize any available Pre-IPO NOL that is permitted (or, for the absence of doubt, that would be so permitted but for such Other NOL) to be carried back or carried forward to such Taxable Year before utilizing any Other NOL, and (c) to utilize any Pre-IPO NOL in the first Taxable Year in which such Pre-IPO NOL is permitted to be utilized; provided, further, however, that, notwithstanding any other provision, the Chief Executive Officer of US NewCo, the Board and LHI shall, acting reasonably, together determine the extent to which a Pre-IPO NOL can be carried back or carried forward to a Straddle Year or any portion thereof. If a carryover or carryback of any Tax item includes a portion that is attributable to the Pre-IPO NOLs and another portion that is not, US NewCo shall be assumed to utilize the portion attributable to the Pre-IPO NOLs before utilizing such other portion. The provisions of this Agreement shall be construed in the appropriate manner so that such intentions are realized.

ARTICLE IV

TERMINATION

Section 4.01. Termination, Breach of Agreement, Change of Control.

(a)                                 This Agreement shall terminate at the time that all Annual Tax Payments have been made to LHI under this Agreement.

(b)                                 In the event that US NewCo breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due (as described below), failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, then all obligations hereunder shall be accelerated and US NewCo shall pay to LHI (1) the Early Termination Payment, (2) any Annual Tax Payment agreed to by US NewCo and LHI as due and payable but unpaid as of the Early Termination Date and (3) any Annual Tax Payment due for the Taxable Year ending prior to, with or including the date of a breach.

Notwithstanding the foregoing, in the event that US NewCo breaches this Agreement, LHI shall be entitled to elect to receive the amounts set forth in (1), (2) and (3) above or to seek specific performance of the terms hereof. In the event of a breach of a material obligation under this Agreement, the Early Termination Payment shall be calculated utilizing the Valuation Assumptions. The parties agree that the failure to make any payment due pursuant to this Agreement within six months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within six months of the date such payment is due, provided that in the event that payment is not made within six months of the date such payment is due, LHI shall be required to give written notice to US NewCo that US NewCo has breached its material obligations and so long as such payment is made within five Business Days of the delivery of such notice to US NewCo, US NewCo shall no longer be deemed to be in material breach of its obligations under this Agreement.

(c)                                  Change of Control. In the event of a Change of Control, then all obligations hereunder shall be accelerated and US NewCo shall pay to LHI (1) the Early Termination Payment, (2) any Annual Tax Payment agreed to by US NewCo and LHI as due and payable but unpaid as of the Early Termination Date and (3) any Annual Tax Payment due for any Taxable Year ending prior to, with or including the effective date of a Change of Control. In the event of a Change of Control, the Early Termination Payment shall be calculated utilizing the Valuation Assumptions.

(d)                                 Divestiture Acceleration Payment. In the event of a Divestiture, US NewCo shall pay to LHI the Divestiture Acceleration Payment in respect of such Divestiture, which shall be calculated utilizing the Valuation Assumptions.

Section 4.02. Early Termination Schedule. In the event of a Change of Control or a Divestiture, US NewCo shall deliver to LHI no later than sixty calendar days prior to such Change of Control or Divestiture, as applicable a schedule (the “Early Termination Schedule”) showing in reasonable detail the information required pursuant to the penultimate sentence of Section 2.02 and the calculation of the Early Termination Payment or the Divestiture Acceleration Payment, respectively (including the projections of the Taxable Entities’ taxable income under clause (i) of the Valuation Assumptions). The Early Termination Schedule shall become final and binding on all parties unless LHI, within fifteen calendar days after receiving the Early Termination Schedule provides US NewCo with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”). If the parties for any reason are unable to successfully resolve the issues raised in such Material Objection Notice within fifteen calendar days after receipt by US NewCo of the Material Objection Notice, US NewCo and LHI shall employ the Reconciliation Procedures as described in Section 7.09 of this Agreement.

Section 4.03. Payment upon Early Termination. (a) Except as provided in Section 5.02, no later than the Early Termination Date, US NewCo shall pay to LHI an amount equal to the Early Termination Payment or Divestiture Acceleration Payment and any other payment required to be made pursuant to Sections 4.01(b) and (c). Such payment shall be made by wire transfer of immediately available funds to a bank account designated by LHI or as otherwise agreed by US NewCo and LHI.

(b)                                 The “Early Termination Payment” as of the Early Termination Date (other than an Early Termination Date arising under clause (iii) of the definition thereof) shall equal with respect to LHI the present value, discounted at the Early Termination Rate as of such date, of all Annual Tax Payments that would be required to be paid by US NewCo to LHI for Taxable years ending on or after the Early Termination Date assuming the Valuation Assumptions are applied, provided that in the event of a Change of Control, the Early Termination Payment shall be calculated without giving effect to any limitation on the use of the Pre-IPO NOLs resulting from the Change of Control. For purposes of calculating the present value pursuant to this Section 4.03(b) of all Annual Tax Payments that would be required to be paid, it shall be assumed that absent the Early Termination Event all Annual Tax Payments would be paid on the due date (without extensions) for filing the relevant Taxable Entity Return with respect to Taxes for each Taxable Year. The computation of the Early Termination Payment is subject to the Reconciliation Procedures as described in Section 7.09 of this Agreement.

(c)                                  The “Divestiture Acceleration Payment” as of the date of any Divestiture shall equal with respect to LHI the present value, discounted at the Early Termination Rate as of such date, of the Annual Tax Payments resulting solely from the Transferred NOLs that would be required to be paid by US NewCo to LHI beginning from the date of such Divestiture assuming the Valuation Assumptions are applied, provided that the Divestiture Acceleration Payment shall be calculated without giving effect to any limitation on the use of the Transferred NOLs resulting from the Divesture. For purposes of calculating the present value pursuant to this Section 4.03(c) of all Annual Tax Payments that would be required to be paid, it shall be assumed that absent the Divestiture all Annual Tax Payments would be paid on the due date (without extensions) for filing the relevant Taxable Entity Return with respect to Taxes for each Taxable Year. The computation of the Divestiture Acceleration Payment is subject to the Reconciliation Procedures as described in Section 7.09 of this Agreement.

ARTICLE V

LATE PAYMENTS, ETC.

Section 5.01. Late Payments by US NewCo. The amount of all or any portion of any ITR Payment not made to LHI when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such ITR Payment was due and payable.

Section 5.02. Compliance with Indebtedness. Notwithstanding anything to the contrary provided herein, if, at the time any amount becomes due and payable hereunder, (a) US NewCo is not permitted, pursuant to the terms of its outstanding indebtedness, to pay such amounts, or (b) (i) US NewCo does not have the cash on hand to pay such amounts, and (ii) the Subsidiaries of US NewCo that are permitted, pursuant to the terms of their outstanding indebtedness, to pay dividends to US NewCo to allow it to pay such amounts, in the aggregate do not have sufficient cash on hand, then, in each case, US NewCo shall, by notice to LHI, be permitted to defer the payment of such amounts until the condition described in clause (a) or (b) is no longer applicable, in which case such amounts (together with accrued and unpaid interest thereon as described in the immediately following sentence) shall become due and payable immediately. If US NewCo defers the payment of any such amounts pursuant to the foregoing sentence, such amounts shall accrue interest at the Agreed Rate per annum, from the date that such amounts originally became due and owing pursuant to the terms hereof to the date that such amounts were paid.

ARTICLE VI

CONSISTENCY; COOPERATION

Section 6.01. LHI’s Participation in US NewCo Tax Matters. Except as otherwise provided herein, US NewCo shall have full responsibility for, and sole discretion over, all Tax matters concerning US NewCo and each Taxable Entity including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes, subject to a requirement that US NewCo act in good faith in connection with its control of any matter which is reasonably expected to affect LHI’s rights and obligations under this Agreement. Notwithstanding the foregoing, US NewCo shall notify LHI of, and keep LHI reasonably informed with respect to, the portion of any audit of US NewCo or any Taxable Entity by a Taxing Authority the outcome of which is reasonably expected to affect LHI’s rights and obligations under this Agreement, and shall give LHI reasonable opportunity to provide information and participate in the applicable portion of such audit.

Section 6.02. Consistency. Except upon the written advice of an Advisory Firm, US NewCo and LHI agree to report and cause to be reported for all purposes, including U.S. federal, state and local Tax purposes and financial reporting purposes, all Tax-related items (including without limitation the Annual Tax Payment) in a manner consistent with that specified by US NewCo in any Schedule required to be provided by or on behalf of US NewCo or any Taxable Entity under this Agreement and agreed by LHI. Any dispute concerning such advice shall be subject to the terms of Section 7.09. In the event that an Advisory Firm is replaced with another firm acceptable to US NewCo and LHI pursuant to the definition of Advisory Firm, such replacement Advisory Firm shall be required to perform its services under this Agreement using procedures and methodologies consistent with those used by the previous Advisory Firm, unless otherwise required by law or US NewCo and LHI agree to the use of other procedures and methodologies.

Section 6.03. Cooperation. Each of US NewCo and LHI shall (a) furnish to the other party in a timely manner such information, documents and other materials as the other party may reasonably request for purposes of making or approving any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the other party and its representatives to provide explanations of documents and materials and such other information as the requesting party or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the requesting party shall reimburse the other party for any reasonable third-party costs and expenses incurred pursuant to this Section.

ARTICLE VII

MISCELLANEOUS

Section 7.01. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by facsimile upon confirmation of transmission by the sender’s fax machine if sent on a Business Day (or otherwise on the next Business Day) or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to US NewCo, to:

[•]

Attention:

with a copy to (which shall not constitute notice):

[•]

Attention:

If to LHI, to:

Lehigh Hanson, Inc.

300 East John Carpenter Freeway

Irving, Texas 75082

Attention: General Counsel

Facsimile: (972) 653-6185

with a copy to (which shall not constitute notice):

[•]

Attention:

Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.

Section 7.02. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.03. Entire Agreement; Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.04. Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York, without regard to the conflict of laws principles thereof that would result in the application of any Law other than the Laws of the State of New York.

Section 7.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.06. Successors; Assignment; Amendments; Waivers. (a) LHI may not assign its rights and obligations under this Agreement to any person without the prior written consent of US NewCo; provided, however that LHI may assign its rights and obligations under this Agreement to any of its Affiliates, as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to US NewCo agreeing to be bound by all provisions of this Agreement and acknowledging specifically the last sentence of the next paragraph.

(b)                                 No provision of this Agreement may be amended unless such amendment is approved in writing by US NewCo and LHI. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

(c)                                  All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors and assigns. US NewCo shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of US NewCo, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that US NewCo would be required to perform if no such succession had taken place.

Section 7.07. Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.08. Resolution of Disputes.

(a)                                 Any and all disputes which cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) shall be finally settled by arbitration conducted by a single arbitrator in New York in accordance with the then-existing Rules of Arbitration of the International Institute for Conflict Prevention and Resolution. If the parties to the dispute fail to agree on the selection of an arbitrator within thirty calendar days of the receipt of the request for arbitration, the International Institute for Conflict Prevention and Resolution shall make the appointment. The arbitrator shall be a lawyer and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.

(b)                                 Notwithstanding the provisions of paragraph (a), US NewCo may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), LHI (i) expressly consents to the application of paragraph (c) of this Section 7.08 to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints US NewCo as its agent for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise LHI of any such service of process, shall be deemed in every respect effective service of process upon LHI in any such action or proceeding.

(c)                      (i) LHI HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN NEW YORK, NEW YORK FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF PARAGRAPH (B) OF THIS SECTION 7.08, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that the fora designated by this paragraph (c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another.

(ii)                      The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in paragraph (c) (i) of this Section 7.08 and such parties agree not to plead or claim the same.

Section 7.09. Reconciliation.

(a)                                 In General. In the event that US NewCo and LHI are unable to resolve a disagreement with respect to the matters governed by Sections 2.03, 4.02 and 6.02 within the relevant period designated in this Agreement (or the amount of an Early Termination Payment in the case of a breach to which Section 4.01(b) applies) (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner in a nationally recognized accounting firm or a law firm (other than the Advisory Firm), and the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with US NewCo or LHI or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within fifteen (15) days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Institute for Conflict Prevention and Resolution. The Expert shall resolve any matter relating to the Early Termination Schedule or an amendment thereto within thirty calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement is due or any Tax Return reflecting the subject of a disagreement is due, such payment shall be made on the date prescribed by this Agreement and such Tax Return may be filed as prepared by US NewCo or the relevant Taxable Entity, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by US NewCo, except as provided in the next sentence. Each of US NewCo and LHI shall bear their own costs and expenses of such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.09 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.09 shall be binding on US NewCo and LHI and may be entered and enforced in any court having jurisdiction.

(b)                                 Income Projections for Early Termination Payments. Notwithstanding the provisions of Section 7.09(a), solely with respect to disagreements regarding the computation of an Early Termination Payment or Divestiture Acceleration Payment that relates to the taxable income projections described in clause (i) of the definition of “Valuation Assumptions,” US NewCo and LHI shall each submit the Reconciliation Dispute for determination to an Expert in the area of valuation services. Based on the income projections of such Experts, if the higher of the resulting Early Termination Payment or Divestiture Acceleration Payment computations does not exceed 110% of the lower, then the Early Termination Payment or Divestiture Acceleration Payment shall be the average of such two amounts. If the higher of the Early Termination Payment or Divestiture Acceleration Payment computations is more than 110% of the lower, then the two Experts shall, within 20 days from such determination, select a third Expert and shall notify US NewCo and LHI of such selection. If the Early Termination Payment or Divestiture Acceleration Payment computed by the third Expert is equal to the average of the first two Early Termination Payment or Divestiture Acceleration Payment computations, then the Early Termination Payment or Divestiture Acceleration Payment shall be such average. If the third Early Termination Payment or Divestiture Acceleration Payment computation is higher than the average of the first two computations, then the Early Termination Payment or the Divestiture Acceleration Payment shall be the average of such third computation and the higher of the first two computations; provided that if such average exceeds 110% of the higher of the first two computations, then the Early Termination Payment or Divestiture Acceleration Payment shall be 110% of the higher of the first two computations. If the third Early Termination Payment or Divestiture Acceleration Payment computation is lower than the average of the first two computations, then the Early Termination Payment or Divestiture Acceleration Payment shall be the average of such third computation and the lower of the first two computations; provided that if such average is less than 90% of the lower of the first two computations, then the Early Termination Payment or Divestiture Acceleration Payment shall be 90% of the lower of the first two computations.

Section 7.10. Withholding. US NewCo shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as US NewCo is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by US NewCo, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to LHI. US NewCo shall provide evidence of such payment to LHI to the extent that such evidence is available.

Section 7.11. Affiliated Corporations; Admission of US NewCo into a Consolidated Group; Transfers of Corporate Assets.

(a)                                 If US NewCo is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income tax return pursuant to Sections 1501 et seq. of the Code or any corresponding provision of state or local Tax law, as applicable, (other than if US NewCo becomes a member of such a group as a result of a Change of Control, in which case the provisions of Article IV shall control), then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Annual Tax Payments shall be computed with reference to the consolidated taxable income of the group as a whole.

(b)                                 If any Taxable Entity is or becomes a member of a Combined Taxation Group for purposes of state or foreign income Taxes (other than if a Taxable Entity becomes a member of such a group as a result of a Change of Control or Divestiture, in which cases the provisions of Article IV shall control), then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Annual Tax Payments shall be computed with reference to the combined taxable income of the group as a whole.

(c)                                  If any Person the income of which is included in the income of any Taxable Entity’s Combined Taxation Group transfers one or more assets to a corporation or any Person treated as such for Tax purposes the income of which is not included in such Combined Taxation Group, for purposes of calculating the amount of any Annual Tax Payment (e.g., calculating the gross income of a Taxable Entity’s Combined Taxation Group and determining the Realized Tax Benefit) due hereunder, such Person shall be treated as having disposed of such asset in a fully taxable transaction on the date of such transfer. The consideration deemed to be received by such entity shall be equal to the fair market value of the transferred asset, plus (i) the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a transfer of a partnership interest.

Section 7.12. Confidentiality. (a) LHI and each of its assignees acknowledges and agrees that the information of US NewCo is confidential and, except in the course of performing any duties as necessary for US NewCo and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, shall keep and retain in the strictest confidence and not disclose to any Person all confidential matters of US NewCo or LHI acquired pursuant to this Agreement. This Section 7.12 shall not apply to (i) any information that has been made publicly available by US NewCo or any of its Affiliates, becomes public knowledge (except as a result of an act of LHI in violation of this Agreement) or is generally known to the business community; and (ii) the disclosure of information to the extent necessary for LHI to prepare and file its Tax returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any taxing authority with respect to such returns. Notwithstanding anything to the contrary herein, LHI (and each employee, representative or other agent of LHI) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of (x) US NewCo and (y) any of its transactions, and all materials of any kind (including opinions or other tax analyses) that are provided LHI relating to such tax treatment and tax structure.

(b)                                 If LHI or any of its assignees commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, US NewCo shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to US NewCo or any of its Subsidiaries and the accounts and funds managed by US NewCo and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.13. Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

[US NEWCO]

By:
Name:
Title:

LEHIGH HANSON, INC.

By:
Name:
Title:

[Signature Page to Tax Receivable Agreement]